AMENDMENT TO SUBADVISORY AGREEMENT
Declaration Management & Research LLC
     AMENDMENT made as of this 3rd day of January 2006 to the Subadvisory Agreement dated April 29, 2005 (the “Agreement”), between John Hancock Investment Management Services, LLC (formerly, Manufacturers Securities Services, LLC), a Delaware limited partnership (the “Adviser”), and Declaration Management & Research LLC, a Delaware limited liability company (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
I. CHANGE IN APPENDIX A
Appendix A of the Agreement relating to compensation of the Subadviser shall be deleted and replaced by the attached Appendix A.
3. EFFECTIVE DATE
     This Amendment shall become effective on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Trust and (ii) execution of the Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.
John Hancock Investment Management Services, LLC

By: John Hancock Life Insurance Company (U.S.A.), its managing member

By:	/s/John Vrysen John Vrysen

Declaration Management & Research LLC

By:	/s/William P. Callan, Jr. William P. Callan, Jr.
President

APPENDIX A
     The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below (portion of the net assets of the Portfolio as shall be assigned to the Subadviser by the Adviser from time to time in the case of the Active Bond Trust and the Managed Trust). The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

Portfolio	Aggregate Net Assets
Bond Index Trust A

Bond Index Trust B

Active Bond Trust

Managed Trust

		Between	Excess Over
	First $100 million of	$100 million and $250 million of	$250 million of
Portfolio	Aggregate Net Assets*	Aggregate Net Assets*	Aggregate Net Assets*
Short-Term Bond Trust

*	The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust (portion of the net assets of the Portfolio as shall be assigned to the Subadviser by the Adviser from time to time in the case of the Active Bond Trust and the Managed Trust). It also includes with respect to each Portfolio the net assets of one or more other portfolios as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Trust Portfoliol(s)		Other Portfolio(s)
Short-Term Bond Trust	—	Short-Term Bond Fund, a series of John Hancock Funds II
     The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to the quotient of (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

     If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.